Exhibit 99.2

Ribbon Communications Inc.

Restricted Stock Unit Award Agreement
(Time-Based Vesting)

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made effective as of the date set forth in the table below (the “Grant Date”) between Ribbon Communications Inc., a Delaware corporation (the “Company”), and the participant listed in the table below (the “Participant”).

Participant:	Stephen J. McCaffery
Grant Effective Date:	October 31, 2025
Number of Restricted Stock Units:	432,027

RECITALS

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to, as an inducement material to the decision by the Participant to accept employment with the Company, grant to the Participant the Restricted Stock Units (as defined below) described herein pursuant to the terms set forth below; and

WHEREAS, the award of the Restricted Stock Units pursuant to this Agreement (this “Award”) is being made and granted as a stand-alone award and not granted under the Ribbon 2025 Incentive Award Plan (the “Plan”).

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.	Award of Restricted Stock Units.

(a)           Subject to the terms and conditions of the Plan and this Agreement and in consideration of employment services rendered and to be rendered by the Participant to the Company and its subsidiaries, the Company hereby grants to the Participant restricted stock units (the “Restricted Stock Units”) as set forth in the table above. Each Restricted Stock Unit entitles the Participant to one share of Company Common Stock upon vesting in accordance with the terms of this Agreement.

(b)           This Award is being made and granted as a stand-alone award, separate and apart from, and outside of, the Plan, and shall not constitute an award granted under or pursuant to the Plan. Notwithstanding the foregoing, the terms, conditions and definitions set forth in the Plan (other than Section 11(i) of the Plan) shall apply to the Agreement and the Restricted Stock Units awarded hereunder as if the Restricted Stock Units had been granted under the Plan, and the Agreement shall be subject to such terms, conditions and definitions, which are hereby incorporated into this Agreement by reference (and any references to the Plan in this Agreement shall solely be interpreted to be references to the substance of the provisions of the Plan so incorporated, but shall not in any way imply or indicate that this Award was granted under the Plan). For the avoidance of doubt, the Restricted Stock Units awarded under this Agreement shall not be counted for purposes of calculating the aggregate number of shares of Common Stock that may be issued or transferred pursuant to awards under the Plan as set forth in Section 4(a) of the Plan. In the event of any inconsistency between the Plan and this Agreement, the terms of this Agreement shall control.

(c)           This Award is intended to constitute an “employment inducement grant” under NASDAQ Listing Rule 5635(c)(4) and consequently is intended to be exempt from the NASDAQ rules regarding shareholder approval of stock option and stock purchase plans. This Agreement and the terms and conditions of the Restricted Stock Units shall be interpreted in accordance and consistent with such exemption.

2.     Vesting of Restricted Stock Units.

(a)    Upon the vesting of the Award, as described in this Section, the Company shall deliver for each Restricted Stock Unit that becomes vested, one (1) share of Company Common Stock. The Company Common Stock shall be delivered as soon as practicable following each vesting date or event set forth below, but in any case within 30 days after such date or event.

(b)    Subject to Section 2(c) and Section 3, (i) one-fourth of the Restricted Stock Units shall become vested and payable to the Participant on the first anniversary of the Grant Date and (ii) one-eighth of the Restricted Stock Units shall become vested and payable to the Participant every six months thereafter, in each case, so long as the Participant remains employed with the Company and its subsidiaries through such applicable vesting date.

(c)    Notwithstanding Section 2(b), and except as set forth in an employment agreement and/or severance agreement between Participant and the Company, effective immediately prior to the consummation of an Acquisition, the unvested Restricted Stock Units that would vest within twelve (12) months following the date of such Acquisition shall immediately vest and become exercisable. Thereafter, the remaining unvested Restricted Stock Units shall continue to vest pursuant to the vesting schedule set forth above; provided that such vesting schedule shall be shortened by twelve (12) months.

3.     Termination of Employment.

(a)            Subject to Section 2(c) and the terms of any employment or severance agreement between Participant and the Company, and notwithstanding any other provision of the Plan to the contrary, upon the termination of the Participant’s employment for any reason, the Award, to the extent not yet vested, shall immediately and automatically terminate and be forfeited for no consideration; provided, however, that the Board may, in its sole and absolute discretion agree to accelerate the vesting of the Award, upon termination of employment or otherwise, for any reason or no reason, but shall have no obligation to do so.

(b)           For purposes of the Plan and the Award, a termination of employment shall be deemed to have occurred on the date upon which the Participant ceases to perform active employment duties for the Company or its subsidiaries following the provision of any notification of termination or resignation from employment, and without regard to any period of notice of termination of employment (whether expressed or implied) or any period of severance or salary continuation. The occurrence of a termination of employment shall be determined by the Board in accordance with Section 3 of the Plan. Notwithstanding any other provision of the Plan, the Award, this Agreement or any other agreement (written or oral) to the contrary, the Participant shall not be entitled (and by accepting an Award, thereby irrevocably waives any such entitlement) to any payment or other benefit to compensate the Participant for the loss of any rights under the Plan as a result of the termination or expiration of an Award in connection with any termination of employment. No amounts earned pursuant to the Plan or any Award shall be deemed to be eligible compensation in respect of any other plan of the Company or any of its subsidiaries.

4.      No Assignment. Except as expressly permitted under the Plan, this Agreement may not be assigned by the Participant by operation of law or otherwise.

5.      No Rights to Continued Employment. The granting of this Award evidenced hereby and this Agreement shall impose no obligation on the Company or any of its affiliates to continue the employment or service of the Participant and shall not lessen or affect any right that the Company or any of its affiliates may have to terminate the service of such Participant. The Participant shall remain an “at will” employee.

6.      Governing Law. This Agreement will be governed by and interpreted and construed in accordance with the internal laws of the State of Delaware (without reference to principles of conflicts or choice of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and metrics.

7.      Tax Obligations. As a condition of the granting of the Award and the vesting thereof, the Participant acknowledges and agrees that, regardless of any action taken by the Company or any subsidiary thereof, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Award and legally applicable or deemed applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company. The Participant further acknowledges that the Company (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units or the underlying shares, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividends and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or any employing subsidiary thereof (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the employing subsidiary, or their respective agents, at their discretion, to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items by one or a combination of the following:

(i)	requiring the Participant to make a payment in a form acceptable to the Company;

(ii)	withholding from the Participant’s wages or other cash compensation payable to the Participant;

(iii)	withholding from proceeds of the sale of shares of Common Stock acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent);

(iv)	withholding in shares of Common Stock to be issued upon settlement of the Restricted Stock Units; or

(v)	any other method of withholding determined by the Company and, to the extent required by applicable law or the Plan, approved by the Board.

The Company may withhold or account for Tax-Related Items by considering applicable statutory or other withholding amounts, including maximum rates applicable in the Participant’s jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock), or if not refunded, he or she may seek a refund from the local tax authorities. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, the Participant will be deemed to have been issued the full number of shares of Common Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.

The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

The Participant acknowledges that he or she is responsible for reviewing with his or her own tax advisors the federal, state, local and non-U.S. tax consequences of the transactions contemplated by this Agreement. The Participant acknowledges that he or she is not relying on any statements or representations of the Company or any of its agents.

8.     Nature of Grant. In accepting the grant, the Participant acknowledges, understands and agrees that:

(a)           the Award is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)           the grant of the Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;

(c)           all decisions with respect to future restricted stock units or other grants, if any, will be at the sole discretion of the Company;

(d)           the Restricted Stock Unit grant and the Participant’s participation in the Award shall not create a right to employment or other service relationship with the Company;

(e)           the Restricted Stock Unit grant and the Participant’s participation in the Award shall not be interpreted as forming or amending an employment or service contract with the Company or any employing subsidiary thereof;

(f)            The Participant is voluntarily participating in the Award;

(g)           the Restricted Stock Units and the shares of Common Stock subject to the Restricted Stock Units, and the income from and value of same, are not intended to replace any pension rights or compensation;

(h)           the Restricted Stock Units and the shares of Common Stock subject to the Restricted Stock Units, and the income from and value of same, are not part of normal or expected compensation for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

(i)            unless otherwise agreed with the Company in writing, the Restricted Stock Units and the shares of Common Stock subject to the Restricted Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a subsidiary of the Company;

(j)            the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(k)           no claim or entitlement to compensation or damages shall arise from forfeiture of the resulting from the termination of the Participant’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of his or her employment agreement, if any); and

(l)            neither the Company, any employing subsidiary thereof, nor any other subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Unit or of any amounts due to the Participant pursuant to the settlement of the Restricted Stock Unit or the subsequent sale of any shares of Common Stock acquired upon settlement.

9.     Notices. Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service or the local equivalent of the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company, Attention: General Counsel, at its principal executive office and to the Participant at the address he or she most recently provided to the Company.

10.    Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

11.    Amendments. This Agreement may be amended or modified only by a written agreement signed by the Company and the Participant; provided, however, that the Board may amend or alter this Agreement and the Award granted hereunder at any time, subject to the terms of the Plan.

12.    Authority. The Board has complete authority and discretion to determine Awards, and to interpret and construe the terms of the Plan and this Agreement. The determination of the Board as to any matter relating to the interpretation or construction of the Plan or this Agreement shall be final, binding and conclusive on all parties. All references in this Agreement to the “Board” shall mean the Board or a Committee or officers referred to in Section 3(c) of the Plan to the extent that the Board’s powers or authority under this Agreement have been delegated to such Committee or officers.

13.    Successors. This Agreement will bind and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, devisees, and legal representatives.

14.    Entire Agreement. Except as set forth herein, this Agreement and the Plan supersede all prior agreements, whether written or oral and whether express or implied, between the Participant and the Company relating to the subject matter of this Agreement.

15.    Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock of the Company underlying or relating to any Award (including, without limitation, rights to vote or dividends) until the issuance of a stock certificate to the Participant in respect of such Award (or such shares of Common Stock are evidenced through book entry).

16.   Clawback. The Award (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt of the Award or upon the receipt or resale of Common Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

17.    Severability. The provisions of this Agreement are severable and if any one or more provisions are deemed to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18.    Section 409A.

(a)    This Agreement is intended to comply with or be exempt from Section 409A of the Code (together with the Department of Treasury regulations and other interpretive guidance issued thereunder (including, without limitation, any such regulations or other guidance issued after the Grant Date, “Section 409A”) and, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A.

(b)    If and to the extent (i) any portion of any payment, compensation or other benefit provided to the Participant pursuant to this Agreement in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

(c)    Notwithstanding any other provision of the Plan or this Agreement, if at any time the Board determines that the Restricted Stock Units (or any portion thereof) may be subject to Section 409A, the Board shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other person for failure to do so) to adopt such amendments to this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Board determines are necessary or appropriate for Restricted Stock Units to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Participant or any other individual to the Company or any of its affiliates, employees or agents.

19.    Captions. The captions of the sections of this Agreement are for reference only and will not affect the interpretation or construction of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is effective as of the date first above written.

RIBBON COMMUNICATIONS INC.

By:	/s/ Patrick Macken
Name:	Patrick Macken
Title:	EVP, Chief Legal Officer

Agreed and acknowledged as of the date first above written:

/s/ Stephen J. McCaffery

[Restricted Stock Unit Agreement – Time-Based Vesting]

APPENDIX

ADDITIONAL TERMS AND CONDITIONS
FOR PARTICIPANTS OUTSIDE THE UNITED STATES

Terms and Conditions

This Appendix to the Restricted Stock Unit Agreement includes additional terms and conditions that govern the Restricted Stock Units granted to the Participant pursuant to this Award if the Participant resides and/or works in one of the countries below. This Appendix forms part of the Agreement. Any capitalized term used in this Appendix without definition will have the meaning ascribed to it in the Agreement or the Plan, as applicable.

If the Participant is a citizen or resident of a country, or is considered resident of a country, other than the one in which Participant is currently working and/or residing, or the Participant transfers employment and/or residency between countries after the date of grant, the Company will, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to the Participant under these circumstances.

Notifications

This Appendix also includes information relating to exchange control requirements and other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. As noted in Section 21 of the Agreement, foreign asset/account reporting obligations may apply in the Participant’s country, but are outside the scope of this Appendix. The information in this Appendix is based on the securities, exchange control and other laws in effect in the respective countries as of April 2021. Such laws are often complex and change frequently. As a result, the Participant should not rely on the information herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time that Participant vests in the Restricted Stock Units or sells shares of Common Stock acquired under the Plan.

In addition, the information is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to the Participant’s situation.

Finally, if the Participant is a citizen or resident of a country, or is considered resident of a country, other than the one in which the Participant is currently working and/or residing, or the Participant transfers employment and/or residency after the date of grant, the information contained herein may not apply to the Participant in the same manner.

[Restricted Stock Unit Agreement – Time-Based Vesting]

United Kingdom

Terms and Conditions

Responsibility for Taxes. The following provision supplements Section 7 (“Tax Obligations”) of the Agreement:

The Participant agrees to indemnify the Company and/or any employing subsidiary thereof for all Tax-Related Items that they are required to pay or withhold or have paid or will pay to Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority) on the Participant’s behalf and authorizes the Company and/or any employing subsidiary thereof to recover such amounts by any of the means set out in Section 7 of the Agreement. The Participant also agrees to be liable for any Tax-Related Items related to the Restricted Stock Unit Award and legally applicable to him or her, and hereby covenants to pay any such Tax-Related items as and when requested by the Company, any employing subsidiary thereof or by HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if the Participant is an executive officer or director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that the Participant is an executive officer or director and the income tax is not collected from or paid by the Participant within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant acknowledges that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for paying the Company or any employing subsidiary thereof, as applicable, for the value of any employee national insurance contributions due on this additional benefit.

[Restricted Stock Unit Agreement – Time-Based Vesting]